Exhibit 99.1

                   YORK International Announces Restructuring;
                    Annual Estimated Savings of $35 Million


     YORK, Pa.--(BUSINESS WIRE)--Sept. 20, 2005--YORK International Corporation (NYSE:YRK) today announced a restructuring program designed to improve its cost structure and service to its customers. The actions, which will be concentrated in Europe, will begin in the third quarter of 2005 and are expected to be fully implemented by March 2007.
     President and CEO C. David Myers said, "These actions will support our objective to deliver significant long-term improvements in our operations. I am confident that the planned actions will be executed well and will allow us to better support our customers and position us for steady profitable growth in the European markets."
     Following are the anticipated financial impacts of the restructuring:

   -- In the event that YORK would remain an independent public company, $100 million of pretax expenses would be charged to the income statement over the next seven quarters. ($75 million cash; $25 million non-cash)

   -- The cash expenses of approximately $75 million and capital expenditures of approximately $12 million should be largely offset by cash receipts of approximately $85 million from the sale of non-core operations and facilities.

   -- Streamlined operations should deliver pretax savings of approximately $35 million annually in 2007 and thereafter.

     Consolidating operations within the EMEA region enables YORK to achieve its 'ONE-YORK' goal of a pan-European business profile, deliver more comprehensive solutions and services to its customers and reduce inefficiencies associated with its current structure. The restructuring program also includes plans to divest non-core operations at an appropriate price, close one manufacturing facility and significantly downsize another factory. The actions are expected to reduce the EMEA workforce by approximately 1,300 employees (20%) and will begin to take effect following the consideration of legal requirements and appropriate negotiations with employees and work councils.

     DEFINITIVE AGREEMENT WITH JOHNSON CONTROLS

     On August 24, 2005, YORK and Johnson Controls, Inc. announced a definitive agreement whereby Johnson Controls will acquire YORK in an all cash transaction of $56.50 per share. The transaction, which is subject to customary closing conditions that include regulatory approvals and YORK shareholder approval, is anticipated to close in December 2005.

     ABOUT YORK

     YORK International Corporation is a global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The company's products are sold in more than 125 countries and YORK has approximately 24,000 employees worldwide.

     CAUTIONARY STATEMENTS

     This press release contains "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Specifically, this press release comments on the expectation of actions to be completed in our Global Applied Business, primarily in EMEA. The statements made in this press release are not statements of historical fact and are based on estimates including: the workforce reduction in total and by country; expected results of negotiations with work councils; other employee disruptions; the costs associated with lease terminations; the costs to close and downsize manufacturing operations; and the successful sale of facilities and non-core operations and the resulting estimated cash inflow. Changes in these factors, estimates or actions could have a material impact on the cost of this program and the anticipated annual benefit. Additionally, this release contains forward-looking statements pertaining to the planned acquisition of YORK by Johnson Controls which is contingent upon approval of YORK shareholders and customary regulatory approvals. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.


     CONTACT: YORK International Corporation
              Helen Marsteller, 717-771-7451